UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934


                                 Amendment No. 1

                       INFORMATION ARCHITECTS CORPORATION
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    45669R107
                                 (CUSIP Number)

                                February 18, 2000
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           |_| Rule 13d-1 (b)
           |x| Rule 13d-1 (c)
           |_| Rule 13d-1 (d)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45669R107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Archery Capital, LLC
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization                       Delaware
         ----------------------------------------------------------------------

   Number of               (5)      Sole Voting Power   0
   Shares
   Beneficially            ----------------------------------------------------
   Owned by                (6)      Shared Voting Power 1,150,094
   Each
   Reporting               ----------------------------------------------------
   Person                  (7)      Sole Dispositive Power     0
   With
                           ----------------------------------------------------
                           (8)      Shared Dispositive Power 1,150,094

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,150,094
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         4.02%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
         ----------------------------------------------------------------------

CUSIP No.  45669R107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Pharos Fund Limited
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization           British Virgin Islands
         ----------------------------------------------------------------------

   Number of               (5)      Sole Voting Power   0
   Shares
   Beneficially            ----------------------------------------------------
   Owned by                (6)      Shared Voting Power 1,150,094
   Each
   Reporting               ----------------------------------------------------
   Person                  (7)      Sole Dispositive Power     0
   With
                           ----------------------------------------------------
                           (8)      Shared Dispositive Power  1,150,094

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,150,094
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         4.02%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
         ----------------------------------------------------------------------

CUSIP No.  45669R107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Lighthouse Partners USA, L.P.
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization                 Delaware
         ----------------------------------------------------------------------

   Number of               (5)      Sole Voting Power   0
   Shares
   Beneficially            ----------------------------------------------------
   Owned by                (6)      Shared Voting Power 1,150,094
   Each
   Reporting               ----------------------------------------------------
   Person                  (7)      Sole Dispositive Power     0
   With
                           ----------------------------------------------------
                           (8)      Shared Dispositive Power  1,150,094

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,150,094
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         4.02%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) PN
         ----------------------------------------------------------------------

CUSIP No. 45669R107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Lighthouse Investment Fund, L.P.
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization               Delaware
         ----------------------------------------------------------------------

   Number of               (5)      Sole Voting Power   0
   Shares
   Beneficially            ----------------------------------------------------
   Owned by                (6)      Shared Voting Power 1,150,094
   Each
   Reporting               ----------------------------------------------------
   Person                  (7)      Sole Dispositive Power     0
   With
                           ----------------------------------------------------
                           (8)      Shared Dispositive Power  1,150,094

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,150,094
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         4.02%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) PN
         ----------------------------------------------------------------------

Item 1.         Issuer

                (a)      Information Architects Corporation
                (b)      4064 Colony Road, Charlotte, NC 28211

Item 2.         Persons Filing

                (a)      Name of Persons Filing:

                         Archery Capital, LLC
                         Pharos Fund Limited
                         Lighthouse Partners USA, L.P.
                         Lighthouse Investment Fund, L.P.

                (b)      Address of Principal Offices:
                         c/o Archery Capital, LLC
                         237 Park Avenue, Suite 900
                         New York, New York  10017

                (c)      Citizenship:

                         Please refer to Item 4 on each cover sheet for each filing person

                (d)      Title of Class of Securities:

                         Common Stock

                (e)      CUSIP Number: 45669R107

Item 3.         Not Applicable

Item 4.         Ownership

                Please see Items 5, 6, 7, 8, 9, and 11 for each cover sheet for each filing entity.

Item 5.         Ownership of Five Percent or Less of a Class

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of a class of securities, check the following box [X].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person

                Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                Not Applicable.

Item 8.         Identification and Classification of Members of the Group

                Not Applicable.

Item 9.         Notice of Dissolution of Group

                Not Applicable.

Item 10.        Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 17, 2000


                                             ARCHERY CAPITAL, LLC


                                             By:  /s/   Erinch Ozada
                                                  -----------------------------
                                                  Name:  Erinch Ozada
                                                  Title: Managing Member


                                             PHAROS FUND LIMITED


                                             By:  /s/   Thomas H. Davis
                                                  -----------------------------
                                                  Name:  Thomas H. Davis
                                                  Title: Secretary


                                             LIGHTHOUSE PARTNERS USA, L.P.

                                             By: ARCHERY CAPITAL, LLC
                                                 its General Partner


                                                 By:  /s/   Erinch Ozada
                                                      -------------------------
                                                      Name:  Erinch Ozada
                                                      Title: Managing Member


                                             LIGHTHOUSE INVESTMENT FUND, L.P.

                                             By: ARCHERY CAPITAL, LLC
                                                 its General Partner

                                                 By:  /s/   Erinch Ozada
                                                      -------------------------
                                                      Name:  Erinch Ozada
                                                      Title: Managing Member